As filed with the Securities and Exchange Commission on December 22, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UBS GROUP AG

(Exact Name of Registrant as Specified in Its Charter)

Switzerland	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

UBS 401(k) PLAN

(Full Title of Plan)

BAHNHOFSTRASSE 45, CH-8001 ZURICH, SWITZERLAND

+41 44 234 11 11

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Kelly

600 Washington Boulevard

Stamford, CT 06901

(203) 719-3000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, CHF 0.10 per share	9,000,000	$16.065	$144,585,000	$16,757.40

(1)	This registration statement (“Registration Statement”) relates to 9,000,000 ordinary shares of UBS Group AG (“UBS Group” or the “Registrant”) (each ordinary share of UBS Group, a “UBS Group Share”) issuable under the UBS 401(k) Plan (the “Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Plan. This Registration Statement also covers an indeterminate number of additional Ordinary Shares that may be issued pursuant to anti-dilution and other adjustment provisions of the Plan.
(2)	Computed solely for the purpose of calculating the registration fee in accordance with Rules 457(h) and 457(c) under the Securities Act, based on the average of the high and low prices of the Ordinary Shares, CHF 0.10 par value per share, of UBS Group shares as reported on the New York Stock Exchange Consolidated Tape on December 19, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act, and the “Note” to Part I of Form S-8. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registration Information and Employee Plan Annual Information

UBS Group will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the UBS 401(k) Plan documents should be directed to Benefits Express, Financial Services Incorporated of Puerto Rico Savings Plan, c/o Benefits Department, 1000 Harbor Blvd. 10th Floor, Weehawken, NJ 07086, telephone number 1-888-251-2500. Requests for the documents incorporated by reference should be directed to UBS Group, Investor Relations, PO BOX, CH-8098 Zurich, Switzerland, telephone number 41-44-234-4100 or 212-882-5734.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents of the Registrant and UBS AG:

(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2015.

(b)	The Registrant’s Current Reports on Form 6-K filed with the SEC on March 18, 2016, April 5, 2016, May 3, 2016, May 6, 2016, May 11, 2016, July 29, 2016, August 4, 2016, August 17, 2016, October 28, 2016, and November 2, 2016, but, in each case, not including any such submissions or portions of such submissions consisting of legal opinions.

All documents filed by the Registrant pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, provided, however, that the Registrant is not incorporating by reference any information in these documents or filings that is deemed “furnished” to and not filed with the Commission, and is incorporating by reference only those Forms 6-K which specifically state that they are incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Neither the Registrant’s articles of association nor Swiss statutory law contain provisions regarding the indemnification of directors and officers.

According to general principles of Swiss employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under the employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

The Registrant maintains directors’ and officers’ insurance for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8	Exhibits

An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included on page 7. The Registrant hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all necessary changes required by the IRS in order to qualify the Plan.

Item 9.	Undertakings

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on December 22, 2016.

UBS GROUP AG

By:	/s/ John Tomaszewski
Name:	John Tomaszewski
Title:	Authorized Signer

By:	/s/ Sarah M. Starkweather
Name:	Sarah M. Starkweather
Title:	Authorized Signer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated, on December 22, 2016.

Signature	Title

* Sergio P. Ermotti	Chief Executive Officer (principal executive officer)

* Kirt Gardner	Group Chief Financial Officer (principal financial officer)

* Todd Tuckner	Group Chief Financial Officer (principal accounting officer)

* Axel A. Weber	Chairman and Member of Board of Directors

* Michel Demaré	Independent Vice Chairman and Member of Board of Directors

* David Sidwell	Senior Independent Director

* Reto Francioni	Member of Board of Directors

* Ann F. Godbehere	Member of Board of Directors

* William G. Parrett	Member of Board of Directors

* Isabelle Romy	Member of Board of Directors

* Beatrice Weder di Mauro	Member of Board of Directors

* Dieter Wemmer	Member of Board of Directors

* Joseph Yam	Member of Board of Directors

*By:	/s/ Sarah M. Starkweather
Sarah M. Starkweather, as attorney-in-fact

Pursuant to the requirements of Section 6(a) of the Securities Act, as amended, the Authorized Representative has duly caused this Registration Statement to be signed, solely in his capacity as the duly authorized representative of UBS Group AG in the United States, in the City of Stamford, State of Connecticut, on December 22, 2016.

By:	/s/ David Kelly
Name:	David Kelly
Title:	Managing Director

Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on December 22, 2016.

UBS 401(k) PLAN

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	Plan Administrator

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4	English translation of Articles of Association of UBS Group AG, incorporated by reference to Exhibit 1.1 of the Registrant’s Report on Form 20-F for the fiscal year 2015.

23.1	Consent of Ernst & Young Ltd (filed herewith).

24	Powers of Attorney (filed herewith).

7